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                                                                    EXHIBIT 5.01



Internal Revenue Service                          Department of the Treasury
District Director
EP/EO Division
2 Cupania Circle
Monterey Park, CA 91755-7406

Date October 9, 1996                              Advisory Letter Number:
                                                    V1950251
                                                  Type of Plan:
Walter D. Wengart                                   401(k) Plan
CORBEL & COMPANY                                  Person to Contact:
1660 Prudential Drive                               Lonnie Shankling
Jacksonville, FL 32207-8917                       Telephone Number:
                                                    (213) 725-0767
                                                  Refer Reply to:
                                                    EP/EO:TB:CLAS:LPS
Dear Applicant:

We have reviewed your specimen document identified above as part of our Volume Submitter Program. It is our opinion that the document meets the requirements of the Internal Revenue Code as amended by the Tax Reform Act of 1986.

This opinion may change baed on the release of the temporary and/or final regulations or other enhancements of the tax law, which would affect deferred compensation plans issued after the date of this letter. In the event this occurs, you will be notified by this office of the need for amendments to your document.

The acceptability of the form of this document does not constitute a determination of the qualification of an adopting employer's plan under section 401(a) of the Internal Revenue Code, or of the exemption of the related trust or custodial account under section 501(a). The qualification of the adopting employer may also be affected by the options or variables selected by the employer.

An employer adopting this specimen document who wants such a determination and reliance on the volume submitter letter must file form 5307, Short Form Application for Determination for Employee Benefit Plan with the Key District Director. Adopting employers must individually amend the plan to remain in compliance. A copy of this letter must be submitted with each application. Any alteration made to the specimen document after the date of this letter must be indicated in a cover letter.

If you have any questions, please contact the person whose name and telephone number are shown above.

                                       Sincerely,

                                       /s/ STEVEN A. JENSEN
                                       ------------------------------
                                       Steven A. Jensen
                                       District Director